Exhibit 4.3

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the amended and restated certificate of incorporation (for purposes of this section, the “charter”) and the amended and restated bylaws (for purposes of this section, the “bylaws”), each of which is either filed or incorporated by reference as an exhibit to the Annual Report on Form 10-K with which this exhibit is filed, and applicable Delaware law. We urge to you read the charter and bylaws in their entirety for a complete description of the rights and preferences of our securities. References to the "Company," "we," "our," and "us" in this description means Clover Health Investments, Corp.

Authorized Capitalization

General

The total amount of our authorized capital stock consists of:

•2,500,000,000 shares of our Class A common stock, par value $0.0001 per share;

•500,000,000 shares of our Class B common stock, par value $0.0001 per share

•25,000,000 shares of our preferred stock, par value $0.0001 per share.

As of December 31, 2021, there were 352,645,626 shares of our Class A common stock, 118,206,768 shares of our Class B common stock and no shares of our preferred stock outstanding.

Preferred Stock

Our board of directors has authority to issue shares of our preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of the Company.

Common Stock

We have two classes of authorized common stock, Class A common stock and Class B common stock. Unless our board of directors determines otherwise, all of our capital stock will be issued in uncertificated form.

Voting Rights

Holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share, on each matter submitted to a vote of stockholders, as provided by the charter. The holders of Class A common stock and Class B common stock will generally vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders, unless otherwise required by Delaware law or the charter. Delaware law could require either holders of Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•if we were to seek to amend the charter to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•if we were to seek to amend the charter in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected such holders adversely, then that class would be required to vote separately to approve the proposed amendment.

The charter and bylaws provide for a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of Clover Health’s stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

The bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the bylaws or the charter, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Conversion

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers, described in the paragraph that immediately follows this paragraph and further described in the charter. Once converted into Class A common stock, the Class B common stock will not be reissued. In addition, all the outstanding shares of Class B common stock will convert automatically into one share of Class A common stock upon the earliest of (i) January 7, 2031 (ii) the separation date of the last to separate of Vivek Garipalli and Andrew Toy (the “Founders”), (iii) the date that is one (1) year after the death or permanent disability Founders of the last to die or become disabled of the Founders and (iv) the date specified by the affirmative vote of the holders of our Class B common stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of our Class B common stock, voting separately as a single class.

A transfer of Class B common stock will not trigger an automatic conversion of such stock to Class A common stock if it is a permitted transfer. A permitted transfer is a transfer by a holder of Class B common stock to any of the persons or entities listed in clauses (i) through (v) below, each referred to herein as a Permitted Transferee, and from any such Permitted Transferee back to such holder of Class B common stock and/or any other Permitted Transferee established by or for such holder of Class B common stock: (i) to a trust for the benefit of the holder of Class B common stock and for the benefit of no other person; (ii) to a trust for the benefit of the holder of Class B common stock and persons other than the holder of Class B common stock so long as the holder of Class B common stock retains sole dispositive power and voting control; (iii) to a trust under the terms of which such holder of Class B common stock has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as the holder of Class B common stock retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held by such trust; (iv) to an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus, or other type of plan or trust of which such holder of Class B common stock is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code, so long as such holder of Class B common stock retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held in such account, plan, or trust; (v) to a corporation, partnership, or limited liability company in which such holder of Class B common stock directly, or indirectly, retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held by such corporation, partnership, or limited liability company; (vi) solely with respect to a holder of Class B common stock that is a venture capital, private equity or similar private investment fund, any general partner, managing member, officer or director of such holder of Class B common stock or an affiliated investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such holder of Class B common stock; (vii) any other corporation, partnership, limited liability company or trust approved by our Board of Directors; (viii) a trust or private non-operating organization that is tax-exempt under Section 501(c)(3) of the Code so long as such holder of Class B common stock has dispositive power and voting control with respect to the shares of Class B Common Stock held by such trust or organization and the transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust or organization) to such holder of Class B common stock; and (ix) any immediate family member of such holder of Class B common stock for estate planning purposes.
Dividend Rights

Each holder of shares of our common stock is entitled to the payment of dividends and other distributions as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Other Rights

Each holder of our Class A common stock and Class B common stock is subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future. Our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption, or sinking fund provisions.

Liquidation Rights

If we are involved in voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, or a similar event, each holder of our Class A common stock and Class B common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.

Anti-takeover Effects of Delaware Law and our Charter and Bylaws

The charter and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of the Company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage mergers that some of our stockholders may favor.

Dual Class Common Stock

The charter provides for a dual class common stock structure pursuant to which holders of our Class B common stock will have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of us or our assets. Current investors, executives, and employees will have the ability to exercise significant influence over those matters.

Special Meetings of Stockholders

The charter provides that a special meeting of stockholders may be called by (a) the chairperson of our board of directors, (b) our Chief Executive Officer, (c) our lead independent director or (d) our board of directors pursuant to a resolution adopted by a majority of the board.

Action by Written Consent

The charter provides that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Staggered Board

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

Our board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two-thirds of the voting power of all of our then outstanding shares of voting stock entitled to vote at an election of directors.

Stockholders Not Entitled to Cumulative Voting

The charter does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of our outstanding shares of Class A common stock and Class B common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset, or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.

Issuance of undesignated preferred stock

Our board of directors have the authority, without further action by the stockholders, to issue up to 25,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Choice of Forum

Our charter provides that the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees, or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware or our charter or bylaws; (4) any action to interpret, apply, enforce, or determine the validity of our charter or bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our charter provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent

The transfer agent and registrar for our Class A common stock is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s telephone number and address is (212) 509-4000 and 1 State Street, 30th Floor, New York, NY 10004.